EXHIBIT 23.2

Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan of our report dated March 12, 2004, with respect to the consolidated financial statements of HBMC Holdings, LLC and subsidiaries, and our report dated March 17, 2004, with respect to the balance sheet of HomeBanc Corp. as of March 17, 2004 (date of inception) included in HomeBanc Corp.’s Registration Statement and Prospectus (Form S-11 No. 333-113777) filed with the Securities and Exchange Commission

Atlanta, GA

July 9, 2004